May 28, 2008
Golden Cycle Gold Corporation
1515 S. Tejon, Suite 201
Colorado Springs, Colorado 80906

Re:	Agreement and Plan of Merger by and among AngloGold Ashanti Limited,
AngloGold Ashanti USA Incorporated, GCGC LLC and Golden Cycle Gold
Corporation, dated as of January 11, 2008, as amended May 27, 2008
Ladies and Gentlemen:
     We have acted as legal counsel to Golden Cycle Gold Corporation, a Colorado corporation (“Golden Cycle”) in connection with the proposed merger (the “Merger”) of Golden Cycle with and into GCGC LLC, a Colorado limited liability company (the “Merger Sub”) and a direct wholly owned subsidiary of AngloGold Ashanti USA Incorporated, a Delaware corporation (“Member”) pursuant to the Agreement and Plan of Merger by and among Golden Cycle, Merger Sub, Member and AngloGold Ashanti Limited, a corporation organized under the laws of the Republic of South Africa, and the owner of 100% of the equity of Member (the “Parent”) dated as of January 11, 2008 as amended May 27, 2008 (the “Merger Agreement”). You have requested our opinion regarding certain United States federal income tax consequences of the Merger.
     The Merger will be structured as follows: Golden Cycle will be merged with and into Merger Sub. Merger Sub will be the surviving entity in the Merger. In the Merger, each share of Golden Cycle common stock outstanding will be automatically converted into the right to receive 0.3123 American Depositary Shares of Parent (each, an “ADS”), rounded up to the next whole ADS, with each whole ADS representing one (1) ordinary share, par value 25 South African cents per share, of Parent.
     For purposes of rendering our opinion, we have reviewed and relied upon: (a) the Merger Agreement; (b) the Proxy Statement/Prospectus constituting a part of the registration statement on Form F-4 (No. 333-149068), as filed by Parent and Golden Cycle with the Securities and Exchange Commission on February 5, 2008, and as amended from time to time through the effective time of the Merger (the “Registration Statement”); (c) all of the other agreements and documents related to and delivered in connection with the Merger (collectively, the “Transaction Documents”), (d) the Officer’s Tax Certificates delivered to us by officers of Golden Cycle, Parent and Member, dated of even date with this opinion (the “Certificates”), and (e) such other documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.
     Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this

Golden Cycle Gold Corporation.
May 28, 2008

opinion. All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. In addition, our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.
     In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that (a) each of the representations and warranties set forth in the Transaction Documents and the Certificates is true and correct as of the date hereof, and will be true and correct as of the Effective Time of the Merger (as defined in the Merger Agreement) and thereafter where relevant (without regard to whether such representations and warranties were made “to the best knowledge of” any person or party or with similar qualification), and no actions have been or will be taken which are inconsistent with such representations and warranties, (b) with respect to all matters as to which a person or party has represented, in the Transaction Documents or the Certificates, that such person or party has not entered into any agreement or understanding, does not have any plan or intention, or is not aware of any agreement, understanding, plan, or intention, there is no such agreement, understanding, plan, or intention, and (c) the Merger will be consummated in accordance with the terms of the Transaction Documents, without the modification or waiver of any such terms.
     Based upon and subject to the foregoing, it is our opinion that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and that the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1) (other than subsections (iii)(A) and (B) thereof) will be satisfied with respect to the Merger. In addition, although the discussion set forth in the Registration Statement under the headings “Summary — Material U.S. Federal Income Tax Consequences of the Merger to Golden Cycle Shareholders” and “Material Tax Consideration — Material U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax consequences applicable to Golden Cycle stockholders as a result of the Merger, to the extent it relates to matters of U.S. federal income tax law, it is our opinion that such discussion is correct in all material respects.
     We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.
     We consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the heading “Legal Matters.”

Golden Cycle Gold Corporation.
May 28, 2008

     This opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose without our prior written consent.
Very Truly Yours,
DORSEY & WHITNEY LLP

/s/ DORSEY & WHITNEY LLP
JH/JKB